Exhibit 99

        CARDIODYNAMICS REPORTS 26TH CONSECUTIVE QUARTER OF YEAR-OVER-YEAR REVENUE GROWTH, THIRD PROFITABLE YEAR, AND 35% INCREASE IN 2004 SALES

             Company Posts 26% Increase in Annual ICG Sensor Revenue

SAN DIEGO, March 1 /PRNewswire-FirstCall/ -- CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, announced today its financial results for the fourth quarter and full fiscal year 2004. Highlights included a 35% increase in fiscal year 2004 sales over the prior year, the 26th consecutive quarter of year-over-year quarterly sales growth, and the Company's third consecutive profitable year.

2004 Fourth Quarter and Year-End Results:

Net sales for the fourth quarter fiscal 2004 were $11.6 million, an increase of 31% over net sales of $8.9 million for the same quarter last year. Full year fiscal 2004 sales were $41.0 million, an increase of 35% over sales of $30.3 million reported for fiscal year 2003.

In the fourth quarter of 2004, CardioDynamics generated operating income of $96,000 compared with $1.0 million in the fourth quarter 2003. Operating income for fiscal year 2004 grew 26% to $2.9 million compared to $2.3 million in fiscal 2003. In the fourth quarter of 2004, the Company recorded a one-time, non-cash tax benefit resulting from a full reduction of the valuation allowance for U.S. deferred taxes. Including the tax benefit, CardioDynamics reported net income in the fourth quarter of $7.4 million, or $0.15 per diluted share, compared with net income of $ 1.0 million, or $0.02 per diluted share, reported in the fourth quarter 2003. Net income for the full year 2004 was $10.1 million, or $0.21 per diluted share, compared to net income of $2.5 million, or $0.05 per diluted share, for the same period in 2003.

As a result of improving operating performance over the past several years and expectations for generating future taxable income, the Company recognized a non-cash benefit of approximately $7.4 million in fourth quarter 2004 associated with the removal of its valuation allowance against deferred tax assets. The valuation allowance adjustment does not affect cash flow until all federal net operating loss carry forwards, which approximated $23.3 million at November 30, 2004, are fully utilized or have expired.

Operating expenses for fourth quarter 2004 grew 40% to $8.1 million compared with $5.8 million for the same quarter in 2003. The growth was due to a number of factors including: the additions of Vermed and Medis; a 30% increase in research and development costs principally associated with the BioZ Dx, the recently FDA-cleared, co-developed product with Philips Medical Systems; a 31% increase in selling and marketing expenses primarily as a result of increased investment in the Company's sales and clinical personnel; and 108% increase in general and administrative expenses, the majority of which are related to regulatory compliance costs associated with Section 404 of the Sarbanes-Oxley Act. Operating expenses during the quarter were also impacted by adjustments to the accounts receivable allowance and employee benefit costs for the Company's recently established self-funded medical plan. For the fiscal year of 2004, operating expenses grew 27% to $26.4 million compared with $20.9 million for fiscal year 2003.

Operating Highlights:

ICG devices sold during fourth quarter 2004 totaled 283 units, including 267 ICG monitors and 16 ICG modules, an increase of 19% from the same quarter last year. Included in shipments for the fourth quarter were five BioZ systems under the Company's rental and guarantee programs and 19 Medis ICG monitors. The number of ICG systems and modules sold to date now totals over 5,000. As of November 30, 2004, the Company employed 88 field sales associates, including 56 U.S. territory managers and 22 clinical application specialists.

Combined ICG and electrocardiograph (ECG) sensor revenue for fourth quarter 2004 was $3.9 million, representing 34% of total net sales. During the quarter, Vermed contributed $2.3 million to net sales. ICG sensor revenue for fourth quarter 2004 was $1.6 million (17% of total ICG net sales), an increase of 6%, compared to $1.5 million (15% of total ICG net sales) in the same quarter 2003. In fiscal 2004, overall ICG sensor revenue was $6.5 million, an increase of 26% from $5.2 million in fiscal 2003.

Cash flow from operations for fiscal year 2004 was $4.4 million (an increase of 96%), an improvement of $2.2 million over 2003. The Company ended the year with $6.8 million in cash and cash equivalents.

Total gross margin for the fourth quarter 2004 was 71%; gross margin for the ICG business was 79% and for the Vermed ECG business was 38%. This compares to 77% for ICG business in the same quarter last year before Vermed was acquired. The decrease in overall gross margin during fourth quarter 2004 was largely a result of lower gross margins associated with Vermed's ECG sensor products. The improvement in gross margin for the ICG business in the quarter was attributable to lower estimated warranty repair costs and improved manufacturing efficiencies.

CEO Comments and Outlook:

Michael K. Perry, CardioDynamics' Chief Executive Officer, commented, "2004 was a year of strategic growth and innovation for CardioDynamics. The Company achieved 35% revenue growth in 2004 and, excluding incremental Sarbanes-Oxley expenses, earnings from operations grew 55%. We made two acquisitions enabling us to expand beyond our core ICG business, increase our presence in Europe, and reduce the manufacturing costs of our sensors by 30%. We strengthened our sales and clinical organization and presented the results from our multi-center study demonstrating ICG to be the most powerful predictor of heart failure. Our close collaboration with Philips Medical Systems produced the third generation state-of-the-art ICG monitor, the BioZ Dx."

Perry added, "We enter 2005 a larger, stronger, and more diversified company and are currently focused on launching our new flagship product, the BioZ Dx. We are optimistic about our new sales partnership programs with PSS (Physician Sales and Service) and Caligor (a division of Henry Schein) from which we expect to receive increasing benefits throughout 2005 and beyond. Collectively, these companies have 1,100 sales representatives that will assist our expanded sales team in introducing ICG technology to approximately 100,000 physician office customers. We look forward to a strong and profitable year as we deliver growing value to our shareholders and customers."

Fiscal 2004 Highlights and Accomplishments:

      * Acquisitions: Acquisition of Vermed, the fourth largest manufacturer of electrocardiograph (ECG) electrodes in the United States, and 80% of Medis, GmbH, a privately-held European cardiology and vascular diagnostic device company.
      *   Clinical Studies and Medical Meetings:
          * Presentation of the Company's PREDICT (Prospective Evaluation and Identification of Decompensation by ICG Test) study, demonstrating a significant relationship between BioZ ICG parameters and the occurrence of a major heart failure event (emergency department visit, hospitalization or death).
          * Publication of seven peer-reviewed articles in the March/April 2004 Congestive Heart Failure supplement, confirming the important role of ICG in clinical practice.
          * Presentation to over 500 cardiologists and heart failure professionals at the American College of Cardiology 53rd Scientific Sessions, New Orleans, demonstrating accuracy and value of ICG technology in management of heart failure patients.
          * Presentation by Frank Peacock, M.D., Director of Clinical Operations, Emergency Department at the Cleveland Clinic, of updated and improved data from the ED-IMPACT (Emergent Dyspnea Impedance Cardiography-aided Assessment Changes Therapy) study.
          * Publication of an ICG hypertension study in the February 2004 issue of Congestive Heart Failure demonstrating a 57% blood pressure control rate in previously uncontrolled hypertensive patients in a generalist physician setting.
      *   Appointments: Appointment of Neil W. Treister, MD, MBA, FACC and Mark
          S. Florence to the newly-created positions of Medical Director and Vice President of Sales, respectively.
      * New Analyst Coverage: Initiation of coverage by Daniel Owczarski of Belmont Harbor Capital with a "buy" recommendation and Jolene Furdek of Southwest Securities with a "strong buy" recommendation.
      * Awards and Recognition: Ranking of 21 in the 2004 Deloitte & Touche Technology Fast 50, a ranking of the 50 fastest growing technology companies in San Diego/Orange County (317% five-year revenue growth).

Conference Call and Webcast Information:

Michael K. Perry, Chief Executive Officer, and Steve P. Loomis, Chief Financial Officer, will host a summary of CardioDynamics' fourth quarter results and outlook for 2005 in a conference call today at 4:30 PM (EST). To access the conference call, dial 800-346-7359 (Code 7784). International participants can call 973-528-0008 (Code 7784). A replay of the call will be available for one month following the call at 800-332-6854 (Code 7784). The international replay number is 973-528-0005 (Code 7784). A webcast of the call is available at http://www.irconnect.com/primecast/04/q4/cdic_4q2004.html.

About CardioDynamics:

CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement:

Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as potential growth rates, success of strategic partner relationships and clinical studies, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2004 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

                     CardioDynamics International Corporation
                 In thousands, except per share data (unaudited)

                                     Three Months Ended         Fiscal Year Ended
                                          November 30               November 30
                                   -----------------------   -----------------------
                                      2004         2003         2004         2003
                                   ----------   ----------   ----------   ----------
Consolidated
 Operational Results
Net Sales                          $   11,628   $    8,854   $   40,988   $   30,332
Cost of Sales                           3,427        2,050       11,637        7,122
Gross Margin                            8,201        6,804       29,351       23,210
Research and Development                1,259          969        4,353        3,272
Selling and Marketing                   5,561        4,262       18,357       15,548
General and Administrative              1,157          557        3,383        2,062
Amortization of Intangible
 Assets                                   128           --          334           --
Income from Operations                     96        1,016        2,924        2,328
Other Income (expense), net              (116)          83           27          351
Income (loss) before Income
 Taxes                                    (20)       1,099        2,951        2,679
Income Tax Benefit (Provision)          7,447         (114)       7,209         (227)
Minority Interest                         (15)          --          (37)          --
Net Income                         $    7,412   $      985   $   10,123   $    2,452
Net Income per Common Share,
  - Basic                          $     0.15   $     0.02   $     0.21   $     0.05

  - Diluted                        $     0.15   $     0.02   $     0.21   $     0.05
Weighted-Average Number of
 Shares Used in Per Share
 Calculation:
  - Basic                              48,705       46,423       47,668       46,248

  - Diluted                            49,519       48,919       49,164       47,607

                                      November 30    November 30
                                         2004           2003        Change
                                      -----------    -----------  ----------
Selected Consolidated Balance Sheet
 Data
Cash and Short-term Investments       $     6,801    $     9,345         (27)%
Accounts Receivable, net                   11,674          9,560          22%
Inventory, net                              4,647          3,163          47%
Current Assets                             27,257         24,113          13%
Long-term Assets                           30,773          2,535       1,114%
Total Assets                               58,030         26,648         118%
Current Liabilities                         7,764          2,909         167%
Long-term Liabilities                       5,338            719         642%
Total Liabilities                          13,102          3,628         261%
Minority Interest                             194             --         100%
Shareholders' Equity                       44,734         23,020          94%

SOURCE  CardioDynamics
    -0-                             03/01/2005
    /CONTACT: investor relations, Bonnie Ortega, ext. 1005, bonnie@cdic.com, or media relations, Irene Paigah, ext. 1012, ip@cdic.com, both of CardioDynamics, +1-800-778-4825/
    /Web site: http://www.irconnect.com/primecast/04/q4/cdic_4q2004.html / /Web site: http://www.cdic.com /
    (CDIC)